EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of salesforce.com for the registration of 436,167 shares of its common stock and to the incorporation by reference therein of our reports dated March 23, 2011, with respect to the consolidated financial statements and schedule of salesforce.com, and the effectiveness of internal control over financial reporting of salesforce.com, included in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

San Jose, California May 26, 2011